UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

IRONWOOD PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Ironwoodians:

As previously discussed, one of our shareholders, Sarissa Capital Management, has nominated its chief investment officer Alex Denner to be elected to our Board of Directors at our 2018 Annual Meeting, which is scheduled to take place on May 31, 2018. Today we issued a press release including a letter to Ironwood shareholders regarding our Board’s unanimous recommendation for shareholders to vote for our three experienced and highly qualified independent director nominees – Larry Olanoff, Amy Schulman and Doug Williams – on the company’s WHITE proxy card.

As many of you are Ironwood shareholders yourselves, we encourage you to read the communication, which outlines why our Board believes we have the right directors, the right team and the right strategy to lead our success.

Ironwood is undergoing a period of significant and positive change. I know there is a lot to digest – and a lot of you are still absorbing our communications from yesterday regarding our planned separation. Our management and Board are committed to a smooth transition over the coming months, with transparency and frequent communications throughout the process. We remain focused on creating value for patients, shareholders and our fellow teammates, and with the planned separation, we believe each business will be better positioned for success.

I also want to reiterate that this matter should not have an effect on our operations or our day-to-day work. Our mission remains unchanged: to create and commercialize innovative drugs that change patients’ lives and generate value for our shareholders.

As we approach the Annual Meeting, you will see a number of public statements and materials from both Ironwood and Sarissa, and you are likely to see increased media attention focused on Ironwood as a result. If you receive any calls from the media, investors/analysts or others outside Ironwood, please forward them to Meredith Kaya at 617-374-5082 or mkaya@ironwoodpharma.com, who will respond on Ironwood’s behalf.

If you have questions about how to vote your WHITE proxy card, please call MacKenzie Partners, Inc., toll-free, at (800) 322-2885 or email proxy@mackenziepartners.com, who is assisting us with this matter.

Thank you for your continued dedication and commitment to Ironwood. As always, you know where to find me if you have questions.

Peter

Additional Information

On May 2, 2018, Ironwood filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the company’s 2018 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders are able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also be available at no charge at the company’s website at www.ironwoodpharma.com.  If you have any questions regarding this information or the proxy materials, please contact MacKenzie Partners, Inc., our proxy solicitor assisting us in connection with the annual meeting, toll-free at (800) 322-2885 or at (212) 929-5500 or via email to proxy@mackenziepartners.com.